SETTLEMENT AND COOPERATION AGREEMENT

This Settlement and Cooperation Agreement (this “Agreement”) is made and entered into as of April 4, 2023, by and among loanDepot, Inc., a Delaware corporation (the “Company”), and Anthony Hsieh (“Hsieh”), The JLSSAA Trust, established September 4, 2014, JLSA, LLC, Trilogy Mortgage Holdings, Inc., Trilogy Management Investors Six, LLC, Trilogy Management Investors Seven, LLC and Trilogy Management Investors Eight, LLC (collectively with Hsieh, the “Hsieh Stockholders”) (each of the Company, on the one hand, and the Hsieh Stockholders, collectively, a “Party” to this Agreement and, collectively, the “Parties”).

WHEREAS, on February 7, 2023, Hsieh provided notice to the Company of Hsieh’s nomination of Steven Ozonian (the “New Independent Director”) for election to the Company’s Board of Directors (the “Board”) at the 2023 annual meeting of stockholders (the “2023 Annual Meeting”); and

WHEREAS, Hsieh and the Company have engaged in various discussions and communications concerning the Board and the Company; and

WHEREAS, the Company and Hsieh have determined that it is in the best interests of the Company and its stockholders to come to an agreement regarding the composition of the Board.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.Withdrawal of Nomination Notice and Stockholder List Demand. Hsieh hereby withdraws, and shall be deemed to have withdrawn, the notice of nomination of a director for election at the 2023 Annual Meeting, delivered to the Company on February 7, 2023. In addition, Hsieh hereby withdraws, and shall be deemed to have withdrawn, the demand for the Company’s stockholder list and related books and records, delivered to the Company on March 6, 2023.

2. 2023 Annual Meeting. The Company agrees that promptly following execution of this Agreement, the Board shall (i) increase the size of the Board from eight (8) to nine (9) directors and appoint the New Independent Director to the Board as a Class II director and (ii) nominate for election at the 2023 Annual Meeting as Class II directors, with terms expiring at the 2026 annual meeting of stockholders, the New Independent Director, Pamela Hughes Patenaude and Andrew Dodson. The Company shall recommend, support and solicit proxies for the election of the New Independent Director, in the same manner as it recommends, supports, and solicits proxies for the election of the Company’s other Class II director nominees up for election at the 2023 Annual Meeting. The Company shall use its reasonable best efforts to hold the 2023 Annual Meeting no later than June 16, 2023.

3. 2024 Annual Meeting. If, as of the record date for the 2024 annual meeting of stockholders (the “2024 Annual Meeting”), the Hsieh Stockholders have not directly or indirectly sold more than 5% of the aggregate number of Class A Common Stock and Class C Common Stock beneficially owned by the Hsieh Stockholders as of the date of this Agreement (for the avoidance of doubt, the conversion of any shares of common stock of the Company beneficially owned by the Hsieh Stockholders pursuant to the terms of such common stock, or any existing agreements, will not be deemed to be sales under this Section 3), the Board shall (i) decrease the size of the Board from nine (9) to eight (8) directors effective as of the 2024 Annual Meeting and (ii) nominate for election at the 2024 Annual Meeting as Class III directors, with terms expiring at the 2027 annual meeting of stockholders, Anthony Hsieh and Brian Golson (or any other designee of the Parthenon Stockholders (as defined in the Amended and Restated Stockholders Agreement, dated as of April 21, 2022, by and among the Company, the Hsieh Stockholders, Parthenon Investors III, L.P., PCap Associates, Parthenon Capital Partners Fund, L.P., Parthenon Investors IV, L.P., Parthenon Capital Partners Fund II, L.P. and PCP Managers, L.P. (the “A&R Stockholders Agreement”)), unless the Company (by vote of a majority of the entire Board) and Hsieh mutually agree in writing to maintain the size of the Board at nine (9) directors beyond the 2024 Annual Meeting. Any nominee other than Hsieh and Golson shall be a person who would be a new member of the Board. For the avoidance of doubt, the Board shall not appoint or nominate any current member of the Board who is not renominated at the end of their term at the 2024 Annual Meeting.

4.Board Committees. The Board and all applicable committees of the Board shall give the New Independent Director the same due consideration for membership to each committee of the Board as any other independent director; provided, that the New Independent Director shall be appointed to the Audit Committee of the Board promptly following the execution of this Agreement. Promptly following the execution of this Agreement, the Board shall dissolve the Annual Meeting Oversight Committee of the Board.

5.Board Composition. If the New Independent Director is unable or unwilling to serve as a director and ceases to be a director, resigns as a director or is removed as a director, or for any other reason fails to serve or is not serving as a director at any time prior to the 2024 Annual Meeting, the Board shall promptly decrease the size of the Board from nine (9) to eight (8) directors.

6.Waiver. Provided that this Agreement has not been terminated, the Hsieh Stockholders waive any limitation on Board size set forth in the A&R Stockholders Agreement only to the extent necessary to permit the Board to take the actions contemplated by Section 2 and Section 3 of this Agreement. For the avoidance of doubt, the Hsieh Stockholders shall not be deemed to have waived any other rights under the A&R Stockholders Agreement.

7.Voting. Provided that this Agreement has not been terminated, the Hsieh Stockholders agree that at the 2023 Annual Meeting and the 2024 Annual Meeting, and at each special meeting of the Company’s stockholders relating to the election or removal of directors, if any, held prior to the expiration of the Standstill Period, the Hsieh Stockholders will (i) be present, in person or by proxy, for quorum purposes and (ii) vote or cause to be voted all of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock beneficially owned, or deemed beneficially owned (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the record date for each such meeting, by any of the Hsieh Stockholders at such meeting (A) in favor of the slate of directors nominated by the Board as provided in Section 2 and Section 3 herein, (B) against the removal of any member of the Board unless such removal has been recommended by the Board (by vote of a majority of the entire Board, including at least one of the Hsieh Stockholders Nominees (as defined in the A&R Stockholders Agreement) and (C) with respect to the 2023 Annual Meeting, in accordance with the Board’s recommendations on the advisory vote on executive compensation and the amendment to the 2021 Omnibus Incentive Plan to increase the number of shares authorized for issuance under that plan up to an additional 15,000,000 shares of Class A Common Stock. In addition, the Hsieh Stockholders agree not to grant, or enter into a binding agreement with respect to, any proxy or arrangement with respect to voting to or with any person with respect to any securities of the Company that would restrict or prevent any Hsieh Stockholder from casting such votes in accordance with this Section 7, other than any agreements set forth on Exhibit A.

8.Standstill.

(a)    Provided that this Agreement has not been terminated, from the date of this Agreement until thirty (30) days prior to the deadline for the submission of stockholder nominations for directors for the 2025 annual meeting of stockholders of the Company pursuant to the Company’s Amended and Restated Bylaws (the “Standstill Period”), each of the Hsieh Stockholders agrees that, during the Standstill Period, neither such Hsieh Stockholder nor any of its controlled Affiliates (as used in this agreement, Affiliates shall have the meaning set forth in Rule 12b-2 of the Exchange Act) nor any of their respective principals, directors, executive officers, managing members, general partners, key employees or agents acting on their behalf will, directly or indirectly, solely with respect to the removal, election or appointment of any person to, or representation of any person on, the Board:

i.make or be the proponent of any stockholder proposal or director nomination or seek any form of proxy or become a participant with a third party in any solicitation of any such proxies (including a “withhold” or similar campaign) or make statements regarding how such Hsieh Stockholder intends to vote, or the reasons therefor with respect to a proposal being voted on by stockholders, or instruct or recommend to other stockholders how to vote with respect to a proposal being voted on by stockholders or otherwise communicate pursuant to applicable securities laws or conduct, or knowingly encourage, advise or influence any person or knowingly assist any person in so encouraging, advising or influencing any person with respect to conducting any type of referendum (other than such statement, instruction, recommendation, encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter or otherwise specifically permitted under this Agreement or the A&R Stockholders Agreement);

ii.deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, other than granting proxies in solicitations approved by the Board and other than any such voting trust, arrangement or agreement solely among such Hsieh Stockholder or Affiliates of such Hsieh Stockholder and otherwise in accordance with this Agreement or any other agreements set forth on Exhibit A; provided that any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

iii.(a) seek, alone or in concert with others, or submit, or knowingly encourage any person or entity to seek or submit, nominations in furtherance of a “contested solicitation” for the election or removal of the Company’s directors, (b) call, seek to call or request that (or knowingly encourage any person to request that) the Company call, any special meeting of stockholders of the Company with regard to the election or removal of the Company’s directors, (c) present, or knowingly encourage any person to present, any matter at any meeting of stockholders of the Company with regard to the election or removal of the Company’s directors or (d) act or seek to act by written consent of stockholders of the Company with regard to the election or removal of the Company’s directors;

iv.make any public disclosure, communication, announcement or statement regarding any intent, purpose, plan, or proposal, or private disclosure,

communication, announcement or statement that would reasonably be determined to trigger public disclosure obligations for either the Company or such Hsieh Stockholder, with respect to controlling or changing the Board;

v.institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this Section 8; provided, however, that for the avoidance of doubt the foregoing shall not prevent such Hsieh Stockholder or its Affiliates from (a) bringing litigation to enforce the provisions of this Agreement or the A&R Stockholders Agreement, or (b) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against such Hsieh Stockholder or its Affiliates;

vi.enter into any arrangements, agreements or understandings with (whether written or oral), or advise, finance (through equity, debt or otherwise) or assist any third party to take or cause any of the actions expressly prohibited by this Section 8, or enter into any arrangement with any other person that engages in any of the actions expressly prohibited by this Section 8, or otherwise take or knowingly cause any action or make any statements inconsistent with any of the actions expressly prohibited by this Section 8; or

vii.publicly disclose any intention, plan or arrangement inconsistent with any provision of this Section 8.

(b)    Except as expressly provided for in Section 7 or Section 8, the Hsieh Stockholders shall be entitled to (i) vote the shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock beneficially owned by any Hsieh Stockholder as such Hsieh Stockholder determines in its sole discretion and (ii) disclose, publicly or otherwise, how any Hsieh Stockholder intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor (in each case, subject to Section 11). Additionally, nothing in this Section 8 shall be deemed to limit (i) the exercise in good faith by Hsieh or the New Independent Director of such person’s fiduciary duties solely in such person’s capacity as a director of the Company, (ii) Hsieh from privately introducing a potential director candidate to the Board or the Nominating and Corporate Governance Committee thereof or discussing with the Board or the Nominating and Corporate Governance Committee thereof such potential director candidate, in each case in Hsieh's role as a director of the Company, or (iii) the rights of the Hsieh Stockholders under the A&R Stockholders Agreement, except as provided for in Section 6.

9.Representations and Warranties of the Company. The Company represents and warrants to the Hsieh Stockholders that (i) the Company has the corporate power and authority to execute this Agreement and to bind the Company hereto, (ii) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (iii) the execution, delivery and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

10.Representations and Warranties of the Hsieh Stockholders. The Hsieh Stockholders represent and warrant to the Company that (i) each of the authorized signatories of the Hsieh Stockholders set forth on the signature pages hereto has the power and authority to execute this Agreement and to bind the Hsieh Stockholder hereto; (ii) this Agreement has been duly authorized, executed and delivered by each of the Hsieh Stockholders, and is a valid and binding obligation of such Hsieh Stockholder, enforceable against such Hsieh Stockholder in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (iii) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of such Hsieh Stockholder as currently in effect; (iv) the execution, delivery and performance of this Agreement by such Hsieh Stockholder does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Hsieh Stockholder or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Hsieh Stockholder is a party or by which it is bound, other than the A&R Stockholders Agreement; (v) none of the Hsieh Stockholders has entered into any agreement, arrangement or understanding with respect to the ability to vote any voting securities of the Company, other than the agreements set forth on Exhibit A, and (vi) the Hsieh Stockholders collectively beneficially own, directly or indirectly, 4,244,205 shares of Class A Common Stock as of the date of this Agreement and 147,657,247 shares of Class C Common Stock as of January 9, 2023 (and since January 9, 2023, the Hsieh Stockholders have not disposed of any shares of Class C Common Stock other than in connection with the conversion of shares of Class C Common Stock administered by the Company).

11.Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, Affiliates, successors, assigns, executive officers, key employees or directors shall have breached this Section 11, neither Party nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, executive officers, key employees, principals, managing members, general partners or directors, including the directors of the Company as of the date hereof (collectively, “Representatives”), shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s Representatives (including any current officer or director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), key employees, stockholders (solely in their capacity as stockholders of the applicable Party) or attorneys, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of the other Party or the businesses, products or services of the other Party or its Representatives (including former officers and directors), key employees, stockholders (solely in their capacity as stockholders of the applicable Party) or attorneys. In addition to the other remedies available in connection with any breach of this Agreement, nothing shall prevent either Party or its Representatives from responding without restriction to the other Party’s breach of this Section 11. This Section 11 shall not (x) limit the power of any director or member of a Party to act in good faith in accordance with his or her fiduciary duties solely in his or her capacity as a director or member of a Party or (y) restrict the ability of any person to comply with any subpoena or other legal process or to testify or otherwise respond truthfully to a request for information from any governmental or regulatory authority with jurisdiction over the person from whom such information is sought.

12.Public Announcements. On the date of this Agreement, the Company will announce this Agreement by means of the press release mutually agreeable to the Company and Hsieh in the form attached as Exhibit B (the “Press Release”). Except as otherwise permitted in this Agreement, during the Standstill Period neither the Company (including the Board and members of the Board) nor the Hsieh Stockholders will make any public statements with respect to this Agreement or the matters covered by this Agreement (including in any filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC) that are inconsistent with, or otherwise contrary to, the statements in this Agreement or the Press Release, except as required by law. For the avoidance of doubt, neither the Company (including the Board and members of the Board) nor the Hsieh Stockholders will make any public statements with respect to this Agreement or the matters covered by this Agreement after the execution of this Agreement and before the issuance of the Press Release. The Company will promptly prepare and file with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting the entry into this Agreement. All disclosure in the Form 8-K will be consistent with this Agreement and the Press Release. The Company will provide Hsieh and his counsel with a reasonable opportunity to review and comment on the Form 8-K prior to filing, and will consider in good faith any changes proposed by Hsieh or his counsel. As soon as reasonably practicable, the Company will prepare and file with the SEC a proxy statement on Schedule 14A, a proxy card and other related materials concerning the 2023 Annual Meeting (the “Proxy Materials”). All disclosure in the Proxy Materials relating to matters covered by this Agreement will be consistent with this Agreement and the Press Release. The Company will provide Hsieh and his counsel with a reasonable opportunity to review and comment on excerpts of the Proxy Materials describing matters covered by this Agreement or otherwise relating to Hsieh prior to filing, and will consider in good faith any changes proposed by Hsieh or his counsel. Hsieh will promptly prepare and file with the SEC an amendment to his Schedule 13D (the “Schedule 13D Amendment”) reporting the entry into this Agreement. All disclosure in the Schedule 13 Amendment will be consistent with this Agreement and the Press Release. Hsieh will provide the Company and its counsel with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to filing, and will consider in good faith any changes proposed by the Company or its counsel.

13.Termination. This Agreement shall remain in full force and effect until the earliest of (i) the expiration of the Standstill Period; (ii) delivery of written notice by a Party to the other Party of a material breach of this Agreement by such other Party that is uncured by such Party within ten (10) business days after being provided written notice thereof; or (iii) such other date established by mutual written agreement of the Parties; provided that the provisions of this Section 13 through Section 19 hereof shall survive the termination of this Agreement. No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination. The ten (10) business day cure period shall not apply to the Company’s failure to perform its obligations set forth in Section 2 or Section 3 of the Agreement.

14.Specific Performance. Each of the Parties acknowledges and agrees that irreparable injury to the other Party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Hsieh Stockholders, on the one hand, and the Company, on the other hand (each a “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and each Party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy, and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 14 is not the exclusive remedy for any violation of this Agreement.

15.Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

16.Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) on the date received, if personally delivered; (ii) on the date received if delivered by email on a business day, or if not delivered on a business day, on the first business day thereafter; or (iii) two business days after being sent by a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:	loanDepot, Inc. 26642 Towne Center Drive Foothill Ranch, California 92610 Attention: Gregory Smallwood, Chief Legal Officer and Secretary Telephone: Email:

With copies (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:    Stephen F. Arcano
Telephone:    (212) 735-3542
Email:    Stephen.Arcano@skadden.com
Attention:    Marc S. Gerber
Telephone:    (202) 371-7233
Email:    Marc.Gerber@skadden.com

If to the Hsieh Stockholders:	Anthony Hsieh Telephone: Email:

With copies (which shall not constitute notice) to:
Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001
Attention:    Frank M. Conner III
Telephone:    (202) 662-5986
Email:    rconner@cov.com
Attention:    Charlotte May
Telephone:    (202) 662-5732
Email:    cmay@cov.com

17.Applicable Law. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. Each of the Parties (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (or, if, and only if, the Court of Chancery of the State of Delaware shall not have subject matter jurisdiction, any state or federal courts located in the State of Delaware and any appellate court thereof);

(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 16 hereof or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.

18.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery). For the avoidance of doubt, neither Party shall be bound by any contractual obligation to the other Party (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by each of the parties and delivered to the other Party (including by means of electronic delivery). For purposes of this letter agreement, facsimile and pdf signatures shall be deemed originals.

19.Entire Agreement; Amendment and Waiver; Successors and Assigns. This Agreement (including its exhibits) and the A&R Stockholders Agreement contain the entire understanding of the Parties with respect to the subject matter herein and therein. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein and therein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Parties. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to the Hsieh Stockholders, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Hsieh. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.

* * *

[Signature Pages to Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date first written above.

LOANDEPOT, INC.

By: /s/ Frank Martell _________________
Name: Frank Martell
Title: Chief Executive Officer

[Signature Page to Settlement and Cooperation Agreement]

THE JLSSAA TRUST, ESTABLISHED SEPTEMBER 4, 2014

By: /s/ Anthony Hsieh___________
Name: Anthony Hsieh
Its: Trustee

JLSA, LLC

By: /s/ Anthony Hsieh___________
Name: Anthony Hsieh
Its: Trustee

TRILOGY MORTGAGE HOLDINGS, INC.

By: /s/ Anthony Hsieh___________
Name: Anthony Hsieh
Its: Manager

TRILOGY MANAGEMENT INVESTORS SIX, LLC

By: /s/ Anthony Hsieh___________
Name: Anthony Hsieh
Its: Manager

TRILOGY MANAGEMENT INVESTORS SEVEN, LLC

By: /s/ Anthony Hsieh___________
Name: Anthony Hsieh
Its: Manager

TRILOGY MANAGEMENT INVESTORS EIGHT, LLC

By: /s/ Anthony Hsieh___________
Name: Anthony Hsieh
Its: Manager

/s/ Anthony Hsieh___________
Anthony Hsieh, as an individual
[Signature Page to Settlement and Cooperation Agreement]

Exhibit A

Hsieh Stockholders’ Agreements

1.Amended and Restated Stockholders Agreement, dated April 21, 2022, by and among loanDepot, Inc., Parthenon Investors III, L.P., PCap Associates, Parthenon Capital Partners Fund, L.P., Parthenon Investors IV, L.P., Parthenon Capital Partners Fund II, L.P. PCP Managers, L.P., The JLSSAA, Trust established September 4, 2014, JLSA, LLC, Trilogy Mortgage Holdings, Inc., Trilogy Management Investors Six, LLC, Trilogy Management Investors Seven, LLC and Trilogy Management Investors Eight, LLC.
2.Fourth Amended and Restated Limited Liability Company Agreement of LD Holdings Group LLC, dated as of February 11, 2021.
3.Limited Liability Company Agreement of Trilogy Management Investors Six, LLC, dated as of May 17, 2015.
4.Limited Liability Company Agreement of Trilogy Management Investors Eight, LLC, dated as of July 8, 2016.
5.Limited Liability Company Agreement of Trilogy Management Investors Seven, LLC, dated as of June 5, 2020.

Exhibit B

Press Release

[See attached.]

loanDepot Announces Settlement and Cooperation Agreement with Anthony Hsieh
Board Size to be Temporarily Increased from Eight to Nine Directors, with Steven Ozonian Joining the Board Immediately

Ozonian, Andrew Dodson and Pamela Hughes Patenaude to be Nominated for Election at the 2023 Annual Meeting

IRVINE, Calif., April XX, 2023 – loanDepot, Inc. (“loandepot,” "LDI" or the "Company") (NYSE: LDI) today announced that it has entered into a settlement and cooperation agreement with Anthony Hsieh, LDI’s Chairman of the Board, founder and largest shareholder. Pursuant to the agreement, the size of the Company’s Board of Directors will be temporarily increased from eight to nine directors and Steven Ozonian will join the Board immediately. Ozonian, along with current directors Andrew Dodson and Pamela Hughes Patenaude, will be nominated for election to three-year terms at the 2023 Annual Meeting.

In connection with the 2024 Annual Meeting, the Company will nominate only Hsieh and Brian Golson (or another designee of Parthenon) for reelection as a Class III director and the Board will be reduced from nine to eight directors, subject to the terms of the cooperation agreement.

“We believe that reaching this agreement with Anthony is clearly in the best interests of loanDepot and all of its shareholders,” said Dawn Lepore, Chair of the Board's Nominating and Corporate Governance Committee. “With this mutually beneficial resolution, we avoid the distraction of a contested election and management, under Frank Martell’s leadership as CEO, can focus fully on the continued execution of our Vision 2025 plan to position LDI for long-term value creation. We look forward to the perspectives Steve will bring to the Board and the continued contributions of Pam and Andrew.”

Hsieh said, “The Board and I have been discussing bringing in Steve Ozonian as a new director for the past several months and I am pleased we have reached this point. The addition of Steve to the Board will bring a new and valuable perspective that will help loanDepot navigate the extraordinary challenges facing the mortgage industry. loanDepot is an incredible company with a track record of driving innovation and providing exceptional customer experiences. I am excited about LDI’s future as we continue to work to delight our customers and increase long-term shareholder value under the direction of LDI’s management team.”
The agreement provides that Hsieh will vote all shares for which he has voting power to support the Board's director nominations at the 2023 and 2024 Annual Meetings and will not make any director nominations in either year. The size of the Board will return to eight directors effective as of the 2024 Annual Meeting, subject to the terms of the cooperation agreement. The agreement will be filed with the U.S. Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

About Andrew Dodson
Andrew C. Dodson is a Managing Partner at Parthenon Capital and has been with Parthenon Capital since 2005. He has also served as a director of the company or its affiliate, loanDepot.com, LLC, since December 2009. Prior to joining Parthenon Capital, Dodson was a consultant with Bain & Co from 2004 to 2005, where he focused on mergers and acquisitions, cost control and corporate strategy for middle market technology companies. Dodson was also a financial analyst for Enron Corporation in the company’s retail group and worked for Trilogy, Inc., an enterprise software company, where he focused primarily in business development. Dodson also serves on the boards of directors of Cherry Bekaert, Choreo, EdgeCo Holdings, ICD, Millennium Trust and Venbrook. Dodson earned a Bachelor of Arts from Duke University and a Master of Business Administration from the Harvard Business School.

About Steven Ozonian
Steven Ozonian has served as the CEO of the Williston Financial Group since 2017 and has served on Williston's Board of Directors since 2011. Ozonian has also served on the Board of Directors of

LendingTree, Inc. since 2011. He is currently Lead Independent Director, Chair of the Audit Committee, and Chair of the Compensation Committee of LendingTree. He also served as the CEO of LendingTree's proprietary full service real estate brokerage business, known as RealEstate.com. Ozonian serves as Chairman of the Board of Directors of Global Mobility Solutions, a global provider of human resources and real estate services. He has held other high-level positions in the homeownership industry including Chairman and CEO of Prudential's real estate and related businesses, CEO of Realtor.com, and National Homeownership Executive for Bank of America. Ozonian is also a member of the Board of Directors of Attom Data, a real estate data services company, and a member of the Board of Directors of Inside Real Estate, a real estate software services company. Steve has received numerous awards for service and technology innovation in the residential real estate industry.

About Pamela Hughes Patenaude
Pamela Hughes Patenaude has served as a director of loanDepot since 2021. Patenaude is Principal of Granite Housing Strategies, LLC, advising clients engaged in real estate development, affordable housing, and disaster recovery management. Patenaude served as Deputy Secretary of the U.S. Department of Housing and Urban Development (HUD). Prior to rejoining HUD, Patenaude was President of the J. Ronald Terwilliger Foundation for Housing America’s Families, a national nonprofit, education, and research organization dedicated to illuminating America’s affordable housing crisis. Previously, Patenaude was the Director of Housing Policy for the Bipartisan Policy Center and served as Executive Vice President of the Urban Land Institute (ULI) and Founding Executive Director of the ULI Terwilliger Center for Housing. Patenaude is an Independent Director of Target Hospitality Corp. and a member of the Audit Committee and Chair of the Nominating & Corporate Governance Committee and was an Independent Director of CoreLogic, Inc. and a member of the Audit, Compensation, and Strategic Planning and Acquisition Committees. Patenaude is the recipient of the 2022 Housing Visionary Award for the National Housing Conference. Patenaude serves as a Trustee and Chairman of the Home Builders Institute and on the Board of Directors of Habitat for Humanity International as well as the Board of Directors of the Bipartisan Policy Center.

About loanDepot
loanDepot (NYSE: LDI) is a digital commerce company committed to serving its customers throughout the home ownership journey. Since its launch in 2010, loanDepot has revolutionized the mortgage industry with a digital-first approach that makes it easier, faster and less stressful to purchase or refinance a home. Today, as one of the nation's largest non-bank retail mortgage lenders, loanDepot enables customers to achieve the American dream of homeownership through a broad suite of lending and real estate services that simplify one of life's most complex transactions. With headquarters in Southern California and offices nationwide, loanDepot is committed to serving the communities in which its team lives and works through a variety of local, regional and national philanthropic efforts.

Important Additional Information and Where to Find It
The Company plans to file a proxy statement (the "Proxy Statement") with the U.S. Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for the Company's 2023 annual stockholder meeting (the "2023 Annual Meeting"). STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain, free of charge, copies of the Proxy Statement, any amendments or supplements thereto and any other documents when filed by the Company with the SEC in connection with the 2023 Annual Meeting at the SEC's website (http://www.sec.gov) or at the Company's website (https://investors.loandepot.com).

Participants in the Solicitation

The Company, its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the 2023 Annual Meeting. Additional information regarding the identity of these potential participants, none of whom, other than

Anthony Hsieh, Jeff Walsh and Jeffrey DerGurahian, owns in excess of one percent (1%) of the Company’s shares, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the applicable Proxy Statement and other materials to be filed with the SEC in connection with the 2023 Annual Meeting. Information relating to the foregoing can also be found in the Company’s proxy statement in connection with the Company’s 2022 annual meeting of stockholders (the “2022 Proxy Statement”). Information regarding subsequent changes to their holdings in the Company’s securities can be found in the SEC filings on Forms 3 and 4 and amendments to Schedule 13D which you may retain free copies of at the SEC's website (http://www.sec.gov) or at the Company's website (https://investors.loandepot.com).

Forward-Looking Statements

This press release may contain "forward-looking statements," which reflect loanDepot's current views with respect to, among other things, its business strategies, including the Vision 2025 plan, our HELOC product, financial condition and liquidity, competitive position, industry and regulatory environment, potential growth opportunities, the effects of competition, operations and financial performance. You can identify these statements by the use of words such as "outlook," "potential," "continue," "may," "seek," "approximately," "predict," "believe," "expect," "plan," "intend," "estimate," "project," or "anticipate" and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as "will," "should," "would" and "could." These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including the risks in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2022 as well as any subsequent filings with the Securities and Exchange Commission, which are difficult to predict. Therefore, current plans, anticipated actions, financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

Investor Relations Contact:

Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contacts:
Jonathan Fine
VP, Public Relations
(781) 248-3963
jfine@loandepot.com

FGS Global For loanDepot
George Sard/Kal Goldberg/Paul Scarpetta
(212) 687-8080
loanDepot-US@fgsglobal.com

FTI for Anthony Hsieh
Val Mack
Val.Mack@fticonsulting.com
(212) 841-9308